Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Class A Common Stock, par value $0.0001 per share, of Navitas Semiconductor Corp. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 27, 2025

Singh Ranbir

By:	/s/ Ranbir Singh
Ranbir Singh
Date:	02/27/2025

SiCPower, LLC

By:	/s/ Ranbir Singh
Ranbir Singh, Sole Manager
Date:	02/27/2025